Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Abri SPAC I, Inc.

Beverly Hills, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 25, 2021, except for Notes 1, 6, and 11, as to which the date is July 15, 2021, relating to the financial statements of Abri SPAC I, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, Virginia

July 15, 2021